Exhibit 10.25

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of and effective as of this 31st day of December, 2005, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”), and BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia state banking corporation (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability company (“TREX LLC”), and the Bank are the original parties to that certain Credit Agreement dated as of June 19, 2002, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005 (as so amended and as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $20,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this Amendment as the “Borrower.”

The Borrower has requested that the Bank increase the aggregate amount of the revolving credit facility for a specified period of time, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Section 6.11 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.11. Total Consolidated Debt to Consolidated EBITDA Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of the Total Consolidated Debt to Consolidated EBITDA (the “Total Consolidated Debt to Consolidated EBITDA Ratio”) for the four-quarter period ended as of the end of such fiscal quarter to exceed 2.50 to 1; provided that the Total Consolidated Debt to Consolidated EBITDA Ratio shall not be measured for the fiscal quarters ending December 31, 2005 and March 31, 2006.

3. Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.12 Fixed Charge Coverage Ratio. The Borrower will not (a) as of the end of any fiscal quarter of the Borrower during fiscal year 2005, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.3 to 1 and (b) as of the end of any fiscal quarter of the Borrower after fiscal year 2005, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.5 to 1; provided that the Fixed Charge Coverage Ratio shall not be measured for the fiscal quarters ending December 31, 2005 and March 31, 2006.

4. Article VI of the Credit Agreement is hereby amended by inserting the following new Section immediately following Section 6.26 of the Credit Agreement:

Section 6.27 Maximum Consolidated Net Loss. The Borrower’s Consolidated Net Income for the four-quarter period ended December 31, 2005 shall not be less than negative $5,000,000.00.

5. The definition of the term, “Applicable Real Estate Term Loan Margin,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is inserted in its place:

“Applicable Real Estate Term Loan Margin” means (i) 3.0% for the period from December 31, 2005 through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(a) for the period ending December 31, 2005 and (ii) thereafter shall be determined by reference to the Total Consolidated Debt to Consolidated EBITDA Ratio in accordance with the following table:

Total Consolidated Debt to Consolidated EBITDA Ratio	Applicable Real Estate Term Loan Margin
Equal to or higher than 3.5 to 1	3.00%

Equal to or higher than 3.0 to 1 but lower than 3.5 to 1	2.75%

Equal to or higher than 2.5 to 1 but lower than 3.0 to 1	2.50%

Equal to or higher than 2.0 to 1 but lower than 2.5 to 1	2.25%

Equal to or higher than 1.5 to 1 but lower than 2.0 to 1	2.00%

Equal to or higher than 1.0 to 1 but lower than 1.5 to 1	1.75%

Lower than 1.0 to 1	1.50%

Except during the initial period described in clause (i) above, the Applicable Real Estate Term Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or Section 6.01(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Total Consolidated Debt to Consolidated EBITDA Ratio which would cause a change in the Applicable Real Estate Term Loan Margin in accordance with the preceding table. Any such change shall apply to Real Estate Term Loans 1, 2 & 3 outstanding on such effective date. At all times after and during the continuance of a Default with respect to the Borrower’s obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Real Estate Term Loan Margin shall be 3.00%.

6. The definition of the term, “Applicable Revolving Loan Margin,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Applicable Revolving Loan Margin” means (i) 2.75% for the period from December 31, 2005 through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(a) for the period ending December 31, 2005 and (ii) thereafter shall be determined by reference to the Total Consolidated Debt to Consolidated EBITDA Ratio in accordance with the following table:

Total Consolidated Debt to Consolidated EBITDA Ratio	Applicable Revolving Loan Margin
Equal to or higher than 3.5 to 1	2.75%

Equal to or higher than 3.0 to 1 but lower than 3.5 to 1	2.50%

Equal to or higher than 2.5 to 1 but lower than 3.0 to 1	2.25%

Equal to or higher than 2.0 to 1 but lower than 2.5 to 1	2.00%

Equal to or higher than 1.5 to 1 but lower than 2.0 to 1	1.75%

Equal to or higher than 1.0 to 1 but lower than 1.5 to 1	1.50%

Lower than 1.0 to 1	1.25%

Except during the initial period described in clause (i) above, the Applicable Revolving Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or Section 6.01(b) demonstrating to the Bank’s reasonable satisfaction that there has been a change in the Total Consolidated Debt to Consolidated EBITDA Ratio which would cause a change in the Applicable Revolving Loan Margin in accordance with the preceding table. Any such change shall apply to the Revolving Loans outstanding on such effective date or made on or after such effective date. At all times after and during the continuance of a Default with respect to the Borrower’s obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Revolving Loan Margin shall be 2.75%.

7. The definition of the term, “Revolving Commitment,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Revolving Commitment” means (i) for the period June 19, 2002 to and including December 31, 2005, $20,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07, (ii) for the period January 1, 2006 to and including June 30, 2006, $30,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07 and (iii) for the period July 1, 2006 and at all times thereafter during the Revolving Credit Period, $20,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07.

8. The definition of the term, “Revolving Credit Period,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Revolving Credit Termination Date.

9. Exhibit I-2 to the Credit Agreement is hereby deleted in its entirety and a new Exhibit, which is attached to this Amendment and labeled Exhibit I-3, is substituted in its place.

10. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Borrower of this Amendment and the new promissory note (attached hereto as Exhibit I-3) are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

(e) This Amendment and the promissory note described in paragraph 10(d) of this Amendment constitute the valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment, the promissory note described in paragraph 10(d) of this Amendment or any of the Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

11. The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this Amendment and the promissory note described in paragraph 10(d) of this Amendment in the form of Exhibit I-3 attached hereto with the blanks therein appropriately completed.

(b) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request; and the Borrower shall have paid all fees due to the Bank.

(c) The Borrower, JPMorgan Chase Bank, N.A., as issuing bank (the “Issuing Bank”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) shall have executed and delivered an amendment to the Reimbursement and Credit Agreement dated as of December 1, 2004 by and between the Borrower, the Issuing Bank and the Administrative Agent, as amended (as so amended, the “Chase Credit Agreement”) in form and substance acceptable to the Bank.

(d) The Bank shall have received a favorable opinion of counsel to the Borrower addressed to the Bank, dated as of the date hereof and satisfactory in form and substance to the Bank, as to the due authorization, execution, delivery and enforceability of this Amendment, the promissory note described in paragraph 10(d) of this Amendment, and such other matters as the Bank shall request.

12. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

13. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

14 This Amendment and the promissory note described in paragraph 10(d) of this Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

15. Any Dispute arising out of or related to this Amendment, the promissory note described in paragraph 10(d) of this Amendment or any of the Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

16. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

17. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this Amendment, or any of the other Loan Documents.

18. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment and any other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

19. This Amendment and the promissory note described in paragraph 10(d) of this Amendment represent the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

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IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher	(SEAL)
Name:	Paul D. Fletcher
Title:	Senior Vice President and
Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY OF VIRGINIA

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

Exhibit I-3 - Promissory Note (Revolving Note)